UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 9, 2013

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐.         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐.         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐.         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐.         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

In accordance with the Company’s business plan published in our recently filed annual report on Form 10-K, we have retained CBRE, Inc., a global full service real estate firm, to market and sell our North Springs transit station property for a sales price of $16,600,000 under an Exclusive Marketing Agreement.  We believe the current market and demand for a transit-oriented, mixed-use site like North Springs provides us with an excellent opportunity to sell this asset.  We own the North Springs property debt free, and this sale would significantly increase our cash available for investment in the development and construction of our Bradley Park and Highway 20 multifamily apartment communities.

The North Springs property is a 10-acre site zoned for a mixed-use development consisting of 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space.  North Springs is located on Peachtree Dunwoody Road across the street from the North Springs rail station in the Perimeter Center area of Sandy Springs.  The Perimeter Center/Sandy Springs area of North Fulton County offers convenient proximity and access to both urban and suburban employment bases and retail conveniences.  Georgia 400 and I-285 provide direct access within minutes to two major regional malls and the Phipps Plaza/Lenox Mall/Buckhead area and downtown Atlanta’s Central Business District are also readily accessible via Georgia 400.

The Perimeter Center/Sandy Springs market is one of the most dynamic markets in the southeastern United States.  Perimeter Center is Atlanta’s largest employment center outside of downtown Atlanta and includes approximately 28 million square feet of office and retail space.  The area currently has over 110,000 jobs with major employers such as UPS, AT&T Mobility, Cox Enterprises, InterContinental Hotels Group, First Data, AFC Enterprises and Arby’s Restaurant Group, Inc., all of which have a headquarters located in this area.  Just south of the Perimeter Center/Sandy Springs business district is a major medical center anchored by Northside Hospital, St. Joseph’s Hospital, and Children’s Healthcare of Atlanta.

Under the Exclusive Marketing Agreement, CBRE would be paid a commission of 4% of the sales price of the North Springs property (5% if a cooperating broker is representing the purchaser) at the closing of the sale.  The termination date of the agreement is December 15, 2013.  The above description of the material terms of the Exclusive Marketing Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by this reference.

Note Regarding Forward-looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements relate to our intent, belief, or expectations regarding the Perimeter Center/ Sandy Springs market area and our sale of the North Springs property.  These statements involve risks and uncertainties, including the risks that CBRE may be unsuccessful in procuring a buyer for the North Springs property on the terms we expect or at all.  Other risks and uncertainties include the occurrence, ultimate terms, and timing of the contemplated sale transaction.  These forward-looking statements are not guarantees of future performance.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit
10.1	Exclusive Marketing Agreement dated April 9, 2013 by and between CBRE, Inc. and Roberts Properties Residential, L.P. (North Springs)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: April 15, 2013	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer